EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Navistar International Corporation:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-70979, 33-26847, 333-29301, 333-77781, 333-86756, 333-86754, 333-113896, 333-162266 and 333-166273) and on Form S-3 (No. 333-162588) of Navistar International Corporation of our report dated December 20, 2011, with respect to the Consolidated Balance Sheets of Navistar International Corporation and subsidiaries as of October 31, 2011 and 2010, and the related Consolidated Statements of Operations, Stockholders' Equity (Deficit), and Cash Flows for each of the years in the three-year period ended October 31, 2011 and the effectiveness of internal control over financial reporting as of October 31, 2011, which report appears in the October 31, 2011 annual report on Form 10-K of Navistar International Corporation.
The Company acquired NC2 Global, LLC during 2011, and management excluded from its assessment of internal controls over financial reporting as of October 31, 2011, NC2 Global, LLC's internal control over financial reporting associated with approximately 1% of total assets and less than 1% of total revenues included in the consolidated financial statements of the Company as of and for the year ended October 31, 2011. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of NC2 Global, LLC.
/s/ KPMG LLP
Chicago, Illinois
December 20, 2011

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